Exhibit 99.1

                               PRESS RELEASE
                            REPORT OF EARNINGS

                                                          February 26, 2015
                                                    Shawnee Mission, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE MKT symbol: SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, (the "Company"), for the three and twelve months ended December 31, 2014 and December 31, 2013, in thousands of dollars except share and per share amounts.
                               Three Months Ended        Twelve Months Ended
                            December 31, December 31, December 31, December 31,
                                 2014         2013         2014         2013

Net sales                    $1,676,208   $1,755,974   $6,473,076   $6,670,414

Net earnings attributable to
  Seaboard                   $  118,678   $   77,266   $  365,270   $  205,236

Net earnings per common
 share                       $   101.39   $    64.91   $   309.96   $   171.92

Average number of shares
 outstanding                  1,170,550    1,190,326    1,178,441    1,193,801


Notes to Report of Earnings:

On December 19, 2014, the Tax Increase Prevention Act of 2014 (the 2014 Tax
Act) was signed into law. The 2014 Tax Act extended for 2014 only many expired corporate income tax provisions that impact current and deferred taxes for financial reporting purposes. The total annual effects of the provisions in the new law on current and deferred taxes assets and liabilities for Seaboard were recorded in the fourth quarter of 2014. The impact was a tax benefit of $11,410,000, or $9.75 and $9.68 per common share for the three and twelve months ended December 31, 2014, respectively, primarily related to certain income tax credits. In addition to this amount was a credit of $15,450,000, or $13.20 and $13.11 per common share for the three and twelve months ended December 31, 2014, respectively, for the 2014 Federal blender's credits that was recognized as revenues in the fourth quarter of 2014. There was no tax expense on this transaction.

As of September 27, 2014, Seaboard's Pork segment sold to Triumph Foods LLC a 50% interest in Daily's Premium Meats, its processed meats division. Included in net earnings attributable to Seaboard for the twelve months ended December 31, 2014 is a gain on sale of controlling interest in subsidiary of $40,233,000 net of taxes, or $34.14 per common share ($65,955,000 total gain before taxes).

Seaboard Corporation today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. Seaboard has provided access to the Annual Report on Form 10-K on its website at http://www.seaboardcorp.com/investors

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